I CERTIFY THIS IS A COPY OF A DOCUMENT FILED ON OCT 09 2002 /s/ J.S. Powell JOHN S. POWELL REGISTRAR OF COMPANIES PROVINCE OF BRITISH COLUMBIA	FORM 9 (Section 348) PROVINCE OF BRITISH COLUMBIA
12		Certificate of Incorporation No. 500988

COMPANY ACT

SPECIAL RESOLUTION

The following special resolution was passed by the undermentioned Company on the date stated:

Name of Company: Entrée Resources Inc.

Date resolution passed: August 16, 2002

Resolution:

"RESOLVED, as Special Resolutions, that:

1. the name of the Company be changed from Entrée Resources Inc. to Entrée Gold Inc., and that paragraph 1 of the Memorandum of the Company be altered to read as follows:

'1. The name of the Company is 'entrée Gold Inc.'

2. all of the 100,000,000 common shares without par value, both issued and unissued, be consolidated into 50,000,000 common shares without par value, every two of such common shares before consolidation being consolidated into one common share; and

3. the authorized share capital of the Company be increased from 50,000,000 common shares without par value to 100,000,000 common shares without par value, and that paragraph 2 of the Memorandum of the Company be altered to read as follows:

'2. The authorized capital of the Company consists of 100,000,000 common shares without par value.'"

The Memorandum as altered is attached.

Certified a true copy the 2nd day of October, 2002.

(Signature) /s/ David Gunasekera
David Gunasekera

(Relationship to Company) Solicitor

COMPANY ACT

ENTRÉE GOLD INC.

ALTERED MEMORANDUM

(as altered by special resolution
passed August 16, 2002)

1. The name of the Company is Entrée Gold Inc.

2. The authorized capital of the Company consists of 100,000,000 common shares without par value.